EXHIBIT 11

STATEMENT REGARDING COMPUTATION

OF PER SHARE EARNINGS

			SHARES
Basic Shares outstanding at June 30, 2007			1,842,031

Net income after tax	$1,960,398	=	$1.06 per share

Basic shares outstanding	1,842,031
Diluted Shares outstanding at June 30, 2007			1,876,781

Net income after tax	$1,960,398	=	$1.04 per share

Diluted shares outstanding	1,876,781

Note: Basic earnings per common share are computed as earnings divided by weighted average basic shares outstanding. Diluted shares outstanding includes the difference between 94,000 stock options outstanding at June 30, 2007 less 54,389 shares that could be purchased using the option exercise proceeds should all stock options be exercised, weighted for the period these options were outstanding. Diluted shares outstanding also includes those options that were exercised during fiscal 2007, weighted for the period before they were exercised. The total dilutive shares outstanding related to stock options were 34,750. When a loss occurs, diluted earnings per common share and basic earnings per common share are the same.